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                                                                     EXHIBIT 8.1


                      FORM OF OPINION OF LATHAM & WATKINS



                         [LATHAM & WATKINS LETTERHEAD]


                                            , 1996
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Cobblestone Golf Group, Inc.
3702 Via de la Valle, Suite 202
Del Mar, California  92014

     Re:  Cobblestone Golf Group, Inc.
          Registration Statement on Form S-4
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Ladies/Gentlemen:

     You have requested our opinion concerning the material federal income tax consequences of the exchange of $1,000 principal amount of 11 1/2% Series B Senior Notes due 2003 of Cobblestone Golf Group, Inc., a Delaware corporation (the "Company"), for 11 1/2% Series A Senior Notes due 2003 of the Company, pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on August 2, 1996, as amended by Amendment No. 1 filed with the Commission on September 17, 1996 and Amendment No. 2 filed with the Commission on September 27, 1996 (collectively, the "Registration Statement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them pursuant to the Registration Statement.


     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, the material federal income tax consequences as a result of the exchange offer and otherwise applicable to holders are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.
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     This opinion is rendered to you solely for use in connection with the
Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                        Very truly yours,


                                        LATHAM & WATKINS